Exhibit 5.3

[HOLLAND & KNIGHT LLP LETTERHEAD]

July 27, 2009

HD Supply, Inc.

and the Opinion Parties listed on Schedule I

3100 Cumberland Boulevard

Suite 1480

Atlanta, Georgia 30339

Re:	Supplemental Indentures in Respect of Subsidiary Guaranty dated as of August 30, 2007 and Third Supplemental Indentures dated as of October 30, 2007 with respect to 12.0% Senior Cash Pay Notes due 2014 and 13.5% Senior Subordinated Notes due 2015 among Arvada Hardwood Floor Company, Brafasco Holdings II, Inc., Brafasco Holdings, Inc., Creative Touch Interiors, Inc., Floorworks, Inc., Grand Floor Designs, Inc., HD Builder Solutions Group, Inc., HD Supply Construction Supply Group, Inc., HD Supply Distribution Services, LLC, HD Supply Facilities Maintenance Group, Inc., HD Supply GP & Management, Inc., HD Supply Plumbing/HVAC Group, Inc., HD Supply Repair & Remodel, LLC, HD Supply Support Services, Inc., HD Supply Utilities Group, Inc., HD Supply Waterworks Group, Inc., HIS IP, Inc., ProValue LLC, Southwest Stainless, L.P., Sunbelt Supply Canada, Inc., White Cap Construction Supply, Inc., Williams Bros. Lumber Company, LLC, Cox Lumber Co., HD Supply Construction Supply, Ltd., HD Supply Electrical, Ltd., HD Supply Facilities Maintenance, Ltd., HD Supply Holdings, LLC, HD Supply Management, Inc., HD Supply Plumbing/HVAC, Ltd., HD Supply Utilities, Ltd., HD Supply Waterworks, Ltd., Madison Corner, LLC, Park-Emp, LLC, World-Wide Travel Network, Inc., Utility Supply of America, Inc., Floors, Inc., HD Supply Fasteners & Tools, Inc. and HDS IP Holding, LLC (collectively, the “Subsidiary Guarantors”), HD Supply, Inc. (the “Company”), and Wells Fargo Bank, National Association, as Trustee (the “Trustee”)

Ladies and Gentlemen:

We have acted as special Florida, Maryland and Illinois counsel to the Company and certain of the Subsidiary Guarantors, namely Cox Lumber Co., a Florida corporation (“Cox Lumber”), HD Supply Construction Supply, Ltd., a Florida limited partnership (“HD Supply Construction”), HD Supply Electrical, Ltd., a Florida limited partnership (“HD Supply Electrical”), HD Supply Facilities Maintenance, Ltd., a Florida limited partnership (“HD Supply Facilities Maintenance”), HD Supply Holdings, LLC, a Florida limited liability company (“HD Supply Holdings”), HD Supply Management, Inc., a Florida corporation (“HD Supply Management”), HD Supply Plumbing/HVAC, Ltd., a Florida limited partnership (“HD Supply Plumbing/

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HVAC”), HD Supply Utilities, Ltd., a Florida limited partnership (“HD Supply Utilities”), HD Supply Waterworks, Ltd., a Florida limited partnership (“HD Supply Waterworks”), Madison Corner, LLC, a Florida limited liability company (“Madison Corner”), Park-Emp, LLC, a Florida limited liability company (“Park-Emp”), World-Wide Travel Network, Inc., a Florida corporation (“World-Wide Travel”), Creative Touch Interiors, Inc., a Maryland corporation formerly known as Floors, Inc. (“Creative Touch”) and Utility Supply of America, Inc., an Illinois corporation (“Utility Supply”) (Cox Lumber, HD Supply Construction, HD Supply Electrical, HD Supply Facilities Maintenance, HD Supply Holdings, HD Supply Management, HD Supply Plumbing/HVAC, HD Supply Utilities, HD Supply Waterworks, Madison Corner, Park-Emp, World-Wide Travel, Creative Touch and Utility Supply are hereinafter collectively referred to as the “Opinion Parties”, and each individually, an “Opinion Party”) in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-4 (File No. 333-159809) (the “Registration Statement”), which includes a form of Prospectus (the “Prospectus”) related to the Indenture dated as of August 30, 2007, as amended, among the Company, the Subsidiary Guarantors and the Trustee with respect to 12.0% Senior Cash Pay Notes due 2014 of the Company and the Indenture dated as of August 30, 2007, as amended, among the Company, the Subsidiary Guarantors and the Trustee with respect to 13.5% Senior Subordinated Notes due 2015 of the Company.

In rendering this Opinion Letter (this “Opinion Letter”), we have examined originals or copies, certified or otherwise identified to our satisfaction, as being true copies of the following:

(1) Supplemental Indenture in Respect of Subsidiary Guarantee dated as of August 30, 2007 among the Company, the Subsidiary Guarantors and the Trustee with respect to 12.0% Senior Cash Pay Notes due 2014 of the Company;

(2) Third Supplemental Indenture dated as of October 30, 2007 among the Company, the Subsidiary Guarantors and the Trustee with respect to 12.0% Senior Cash Pay Notes due 2014 of the Company;

(3) Supplemental Indenture in Respect of Subsidiary Guarantee dated as of August 30, 2007 among the Company, the Subsidiary Guarantors and the Trustee with respect to 13.5% Senior Subordinated Notes due 2015 of the Company; and

(4) Third Supplemental Indenture dated as of October 30, 2007 among the Company, the Subsidiary Guarantors and the Trustee with respect to the 13.5% Senior Subordinated Notes due 2015 of the Company.

The documents referred to in items (1) through (4) above, inclusive, are collectively referred to as the “Transaction Documents.” Except as may be otherwise specifically noted in this Opinion Letter, the opinions expressed herein relate solely to the documents listed above, and not to any other documents, including any documents that are referred to in, incorporated by reference into, or listed as attachments, exhibits, or schedules to any of such documents.

July 27, 2009

In rendering the opinions set forth below, we also have examined and, as to corporate, partnership, and limited liability company matters, are relying solely upon the following:

1.      The Certificate or Articles of Incorporation, Limited Partnership, or Organization, and the Bylaws, Partnership Agreement, or Operating Agreement, as appropriate, of each of the Opinion Parties in the form attached to the Secretary’s Certificates, as hereafter defined (the “Governing Documents”);

2.      Resolutions and consents adopted by the Board of Directors, General Partner, Manager, or Member, as appropriate, of each of the Opinion Parties, with respect to the transactions evidenced by the Transaction Documents in the form attached to the Secretary’s Certificates, as hereafter defined;

3.      Certificates of legal existence and status or good standing for each of the Opinion Parties described in Schedule II hereto (the “Status Certificates”);

4.      a Secretary’s Certificate dated August 30, 2007 for each of the Opinion Parties (collectively, the “Secretary’s Certificates”); and

5.      The Support Certificates provided to us in connection with the Transaction Documents (the “Support Certificates”).

With your consent, we have assumed that certificates of public officials, the Secretary’s Certificates and the Support Certificates dated earlier than the date of this Opinion Letter remain accurate from such earlier date through and including the date of this Opinion Letter. As to matters of fact, we have relied on the representations and warranties made by the parties in the Transaction Documents, certificates of public officials, the Secretary’s Certificates, and the Support Certificates. We have made no independent investigation of the accuracy or completeness of such matters of fact.

For purposes of this Opinion Letter, the phrase “to our knowledge,” “known to us” or a similar phrase means the conscious awareness of facts or other information, at the time of delivery of this Opinion Letter, by the lawyers currently in our firm who have given substantive attention to the negotiation of, and transactions effected by, the Transaction Documents, and does not include constructive, implied, imputed, presumed, or assumed notice or knowledge of facts or information. Except to the extent expressly set forth herein, and with your permission, we have not undertaken any independent investigation (including without limitation review of any governmental records or court dockets) to determine the existence or absence of any facts or other information, and no inference as to our knowledge or the existence or absence of any such facts or other information should be drawn from the fact of our representation of the Opinion Parties as counsel.

In rendering the opinions herein, we have relied, without independent investigation, upon the following assumptions:

(a)     Each party to the Transaction Documents (other than the Opinion Parties) is organized and is validly existing and in good standing or with active status in its jurisdiction of organization;

July 27, 2009

(b)     Each party to the Transaction Documents (other than the Opinion Parties) has full power and authority to execute, deliver and perform its obligations under the Transaction Documents to which it is a party, and the Transaction Documents to which it is a party have been duly authorized by all necessary action on its part and have been duly executed and duly delivered by it;

(c)     The Transaction Documents constitute the valid and binding obligation of each party thereto (other than the Opinion Parties), enforceable against such party in accordance with their respective terms;

(d)     Each natural person executing the Transaction Documents or any other document referred to herein is legally competent to do so;

(e)     Each party to the Transaction Documents (other than the Opinion Parties) has complied with all legal requirements pertaining to its status, as such status relates to its rights to enforce such documents against the Opinion Parties (including, but not limited to, qualifying to do business, if required, in the relevant jurisdiction);

(f)     Each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy or a draft conforms to an authentic original, and all signatures on each such document are genuine;

(g)     There has not been any mutual mistake of fact or misunderstanding, fraud, duress, or undue influence;

(h)     The Transaction Documents will be enforced in circumstances and in a manner in which it is commercially reasonable to do so and the conduct of the parties complies with any requirement of good faith and fair dealing;

(i)      Each person who has taken any action relevant to any of our opinions in the capacity of director, officer, partner, manager or member was duly elected or appointed to that position and held that position when such action was taken;

(j)     All statutes, judicial and administrative decisions, and rules and regulations of governmental agencies constituting law are generally available (i.e., in terms of access and distribution following publication or other release) to lawyers practicing in Florida, Maryland, and Illinois and are in a format that makes legal research reasonably feasible;

(k)    Legally sufficient consideration has been given to support the enforceability of the Opinion Parties’ obligations under the Transaction Documents; and

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(l)    The payment when due of any Florida documentary stamp taxes and non-recurring intangible taxes required to be paid in connection with the execution, delivery, recording, or filing of the Transaction Documents.

Based upon and subject to the foregoing and to the other qualifications, assumptions, and limitations stated in this Opinion Letter, it is our opinion that:

1.      Based solely on the Status Certificates, each Opinion Party is a corporation, limited liability company or limited partnership organized and currently existing under the laws of the state listed beside its name on Schedule II attached to this Opinion Letter.

2.      Each Opinion Party has the corporate, limited liability company, or limited partnership power and authority to execute and deliver each Transaction Document to which it is a party and to perform its obligations thereunder.

3.      The execution and delivery by each Opinion Party of the Transaction Documents to which it is a party and the performance by each Opinion Party of its obligations pursuant to such Transaction Documents have been duly authorized by all necessary corporate, partnership, and limited liability company action on the part of such Opinion Party.

4.      The execution and delivery by the Opinion Parties of the Transaction Documents to which they are parties do not, and the performance by the Opinion Parties of the payment obligations by the Opinion Parties will not, (a) result in a violation of the Governing Documents of any Opinion Party or (b) result in any violation of Applicable Law (as defined herein) that is to our knowledge applicable to the Opinion Parties.

Our opinions herein are subject to bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, arrangement, moratorium and other laws affecting the rights and remedies of creditors generally, including limitations imposed by judicial decisions relating thereto, and to general principles of equity, regardless of whether considered in a proceeding in equity or at law, including without limitation concepts of materiality, reasonableness, good faith, and fair dealing, and including principles under which a court has discretion in granting specific performance or injunctive or other equitable relief.

We note also that in the absence of an enforceable waiver or consent, a guarantor (including any hypothecator or other accommodation party) may be discharged if (i) the lender elects remedies for default that impair the subrogation rights of the guarantor against the borrower, (ii) the guaranteed debt is materially modified, or (iii) the lender otherwise takes action under Transaction Documents that materially prejudices the guarantor.

This Opinion Letter is based as to matters of law solely on such internal laws of the States of Florida, Maryland and Illinois, as applicable, that in each case in our experience, is normally applicable to a transaction of the type contemplated by the Transaction Documents and to the parties thereto, without our having made a special investigation concerning any other law, rule, or regulation (“Applicable Laws”). We have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto.

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Without limiting the generality of the foregoing paragraph, and in some cases in addition thereto, and notwithstanding anything to the contrary contained herein, we express no opinion as to: (a) any state or federal law or regulation relating to (i) taxation, usury, choice-of-law provisions, antitrust or trade regulation, banking, securities, or labor or employee rights and benefits laws, including the Employee Retirement Income Security Act of 1974, as amended; (ii) planning, zoning, historic preservation, condominiums, cooperatives, subdivisions, inland or wetland matters, air, water, or noise pollution, effluent waste disposal, hazardous substances, environmental contamination, fire, life safety, or building codes, occupational safety or health, or the Americans with Disabilities Act; or (iii) corrupt practices, including, without limitation, the Foreign Corrupt Practices Act of 1977; and (b) laws, rules, or regulations of any county, municipality, or similar political subdivision or any agency or instrumentality thereof.

Our advice on each legal issue addressed in this Opinion Letter represents our opinion concerning how that issue would be resolved were it to be considered by the highest court of the jurisdiction upon whose law our opinion on that issue is based. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances peculiar to the case, and our opinions are not a guaranty of an outcome of any legal dispute which may arise with regard to the Transaction Documents.

This Opinion Letter speaks as of 8:00 a.m. ET on the date hereof. We disclaim any obligation to provide you with any subsequent opinion or advice by reason of any future changes or events which may affect or alter any opinion rendered herein after the date the Registration Statement becomes effective. Our opinion is limited to the matters stated herein, and no opinion is to be implied or inferred beyond the matters stated herein.

We understand that you will rely as to matters of Florida, Maryland, and Illinois law, as applicable, upon this opinion in connection with the matters set forth herein. In addition, we understand that Debevoise & Plimpton LLP (“Debevoise”) will rely as to matters of Florida, Maryland and Illinois law, as applicable, upon this opinion in connection with an opinion to be rendered by it on the date hereof relating to the Opinion Parties. In connection with the foregoing, we hereby consent to your and Debevoise’s relying as to matters of Florida, Maryland and Illinois law, as applicable, upon this opinion.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Holland & Knight LLP

SCHEDULE I TO OPINION LETTER OF

HOLLAND & KNIGHT LLP

Opinion Parties

Cox Lumber Co.

HD Supply Construction Supply, Ltd.

HD Supply Electrical, Ltd.

HD Supply Facilities Maintenance, Ltd.

HD Supply Holdings, LLC

HD Supply Management, Inc.

HD Supply Plumbing/HVAC, Ltd.

HD Supply Utilities, Ltd.

HD Supply Waterworks, Ltd.

Madison Corner, LLC

Park-Emp, LLC

World-Wide Travel Network, Inc.

Creative Touch Interiors, Inc.

Utility Supply of America, Inc.

Schedule I        Page 1

SCHEDULE II TO OPINION LETTER OF

HOLLAND & KNIGHT LLP

Opinion Parties	State of Formation

Cox Lumber Co.	Florida
-Based solely on the Certificate of Status issued by the Secretary of State of Florida dated July 8, 2009

HD Supply Construction Supply, Ltd.	Florida
-Based solely on the Certificate of Status issued by the Secretary of State of Florida dated July 8, 2009

HD Supply Electrical, Ltd.	Florida
-Based solely on the Certificate of Status issued by the Secretary of State of Florida dated July 8, 2009

HD Supply Facilities Maintenance, Ltd.	Florida
-Based solely on the Certificate of Status issued by the Secretary of State of Florida dated July 8, 2009

HD Supply Holdings, LLC	Florida
-Based solely on the Certificate of Status issued by the Secretary of State of Florida dated July 8, 2009

HD Supply Management, Inc.	Florida
-Based solely on the Certificate of Status issued by the Secretary of State of Florida dated July 8, 2009

HD Supply Plumbing/HVAC, Ltd.	Florida
-Based solely on the Certificate of Status issued by the Secretary of State of Florida dated July 8, 2009

HD Supply Utilities, Ltd.	Florida
-Based solely on the Certificate of Status issued by the Secretary of State of Florida dated July 8, 2009

HD Supply Waterworks, Ltd.	Florida
-Based solely on the Certificate of Status issued by the Secretary of State of Florida dated July 8, 2009

Madison Corner, LLC	Florida
-Based solely on the Certificate of Status issued by the Secretary of State of Florida dated July 8, 2009

Schedule II        Page 1

Park-Emp, LLC	Florida
-Based solely on the Certificate of Status issued by the Secretary of State of Florida dated July 8, 2009

World-Wide Travel Network, Inc.	Florida
-Based solely on the Certificate of Status issued by the Secretary of State of Florida dated July 8, 2009

Creative Touch Interiors, Inc. f/k/a Floors, Inc.	Maryland
-Based solely on the Certificate of Status issued by the State of Maryland Department of Assessments and Taxation dated July 8, 2009

Utility Supply of America, Inc.	Illinois
-Based solely on the Certificate of Good Standing issued by the Secretary of State of Illinois dated July 7, 2009

Schedule II        Page 2